                                                               EXHIBIT 99(a)(1)
                        [LOGO OF SCPIE HOLDINGS, INC.]

                       Offer to Purchase for Cash Up To
                     2,000,000 Shares of its Common Stock
          (Including the Associated Preferred Stock Purchase Rights)
                  At A Purchase Price Not In Excess of $37.50
                        Nor Less Than $34.25 Per Share

   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 10, 1999, UNLESS THE OFFER IS EXTENDED.


  SCPIE Holdings Inc., a Delaware corporation (the "Company"), hereby invites its stockholders to tender shares of its common stock, par value $0.0001 per share (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of May 13, 1997, as amended as of October 19, 1998 and August 4, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent), to the Company at prices not in excess of $37.50 nor less than $34.25 per Share, net to the seller in cash, without interest thereon, as specified by stockholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

  The Company will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not in excess of $37.50 nor less than $34.25 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 2,000,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $37.50 nor less than $34.25 per Share). All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned. See Section 14.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  The Shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "SKP." On October 12, 1999, the last full trading day prior to the announcement of the Offer, the last reported sale price of the Shares on the NYSE was $32.00. Stockholders are urged to obtain current market quotations for the Shares. See Section 7.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SUCH STOCKHOLDER'S SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

  Any stockholder wishing to tender all or any part of such stockholder's Shares should either (a) complete and sign a Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver such Letter of Transmittal, together with any required signature guarantee, and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), and mail or deliver the certificates for such Shares to the Depositary (together with any other documents required by the Letter of Transmittal) or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or
(b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  TO PROPERLY TENDER SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

  THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                     The Dealer Manager for the Offer is:

                         Donaldson, Lufkin & Jenrette

October 14, 1999

                                    SUMMARY

  This general summary is solely for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details set forth in this Offer to Purchase.

 Purchase Price.................. The Company will determine a single per Share net cash price which will be not more than
                                  $37.50 nor less than $34.25 per Share. All
                                  Shares purchased by the Company will be
                                  purchased at the Purchase Price even if
                                  tendered at or below the Purchase Price. Each
                                  stockholder desiring to tender Shares must
                                  specify in the Letter of Transmittal the
                                  minimum price (not more than $37.50 nor less
                                  than $34.25 per Share) at which the
                                  stockholder is willing to have such
                                  stockholder's Shares purchased by the
                                  Company.

 Number of Shares................ 2,000,000 Shares (or such lesser number of properly tendered Shares to be Purchased at
                                  prices not in excess of $37.50 nor less than
                                  $34.25 per share) (including the associated
                                  Rights).

 How to Tender Shares............ See Section 3. Contact the Information Agent,
                                  the Dealer Manager or consult your broker for
                                  assistance.

 Brokerage Commissions........... None for registered stockholders who tender their Shares directly to the Depositary.
                                  Stockholders holding Shares through brokers
                                  or banks are urged to consult the brokers or
                                  banks to determine whether transaction costs
                                  are applicable if stockholders tender Shares
                                  through the brokers or banks and not directly
                                  to the Depositary.

 Stock Transfer Tax.............. None, if payment is made to the registered holder of Shares.

 Expiration and Proration Dates.. Wednesday, November 10, 1999, at 12:00
                                  Midnight, New York City time, unless the
                                  Offer is extended by the Company.

 Payment Date.................... As soon as practicable after the termination of the Offer.

 Position of the Company and its
  Board of Directors............. Neither the Company nor its Board of
                                  Directors makes any recommendation to
                                  stockholders as to whether to tender or
                                  refrain from tendering their Shares. Each
                                  stockholder must make the decision whether to
                                  tender Shares and, if so, how many Shares to
                                  tender and the price or prices at which such
                                  Shares should be tendered. The Company has
                                  been advised that none of its directors or
                                  executive officers intends to tender any
                                  Shares pursuant to the Offer.

 Withdrawal Rights............... Tendered Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time,
                                  on Wednesday, November 10, 1999, unless the
                                  Offer is extended by the Company, and, unless
                                  previously purchased, after 12:00 Midnight,
                                  New York City time, on Thursday, December 9,
                                  1999. See Section 4.

 Odd Lots........................ There will be no proration of Shares tendered by any stockholder owning beneficially or of
                                  record less than 100 Shares, if the
                                  stockholder tenders all Shares owned by the
                                  stockholder at or below the Purchase Price
                                  prior to the Expiration Date and completes
                                  the section entitled "Odd Lots" in the Letter
                                  of Transmittal. See Section 1.

                               TABLE OF CONTENTS

 SECTION                                                                  PAGE
 -------                                                                  ----
 INTRODUCTION............................................................   1

 THE OFFER...............................................................   4

  1.     Number of Shares; Proration....................................    4

  2.     Purpose of the Offer; Certain Effects of the Offer.............    6

  3.     Procedures for Tendering Shares................................    8

  4.     Withdrawal Rights..............................................   11

  5.     Purchase of Shares and Payment of Purchase Price...............   12

  6.     Certain Conditions of the Offer................................   13

  7.     Price Range of Shares; Dividends...............................   15

  8.     Source and Amount of Funds.....................................   16

  9.     Certain Information Concerning the Company.....................   16

 10.     Interests of Directors and Officers; Transactions and             24
         Arrangements Concerning Shares.................................

 11.     Effects of the Offer on the Market for Shares; Registration       24
         Under the Exchange Act.........................................

 12.     Certain Legal Matters; Regulatory Approvals....................   25

 13.     Certain United States Federal Income Tax Consequences..........   25

 14.     Extension of the Offer; Termination; Amendment.................   27

 15.     Fees and Expenses..............................................   27

 16.     Miscellaneous..................................................   28

TO THE HOLDERS OF COMMON STOCK OF SCPIE HOLDINGS INC.:

                                 INTRODUCTION

OFFER

  SCPIE Holdings Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its Common Stock, par value $0.0001 per share (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of May 13, 1997, as amended as of October 19, 1998 and August 4, 1999 between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent), to the Company at prices not in excess of $37.50 nor less than $34.25 per Share, net to the seller in cash, without interest thereon, as specified by stockholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

  This Offer to Purchase, including without limitation this Introduction,
Section 2 and Section 9, contains certain statements that are not historical fact and constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors based on the Company's estimates and expectations concerning future events that may cause the actual results of the Company to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Actuarial estimates of losses and loss expenses
(LAE) and expectations concerning the Company's ability to retain its current insureds and to expand its product lines and its business in existing and into new geographical areas, including through its affiliation with a major insurance broker, Brown & Brown, are dependent upon a variety of factors, including future economic, competitive and market conditions; future legislative and regulatory changes; and the cyclical nature of the property and casualty industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Such risks, uncertainties and other factors also include, but are not limited to, the Company's concentration of business in a single line in a single state; the Company's entry into new markets; competition and other industry factors, including uncertainties inherent in the estimate of loss and loss adjustment expense reserves, reinsurance, importance of ratings, regulatory matters, and changes in healthcare; the availability of bank financing; compliance of the Company's computer systems with Year 2000 requirements; and certain structural matters, including the Company's holding company structure, anti-takeover measures and statutory restrictions on intercompany transactions within the Company's holding company structure. These risks and uncertainties are discussed in more detail under "Business--Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

  The Company will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not in excess of $37.50 nor less than $34.25 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 2,000,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $37.50 nor less than $34.25 per Share). All Shares properly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares acquired in the Offer will be acquired at the Purchase Price. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned at the Company's expense to the stockholders who tendered such Shares. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer. See Section 14.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE
SECTION 10.

  Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered at or below the Purchase Price and not properly withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in Section 1) who properly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other stockholders who properly tender Shares at prices at or below the Purchase Price (and do not properly withdraw them prior to the expiration of the Offer). See Section 1.

  A tender of Shares pursuant to the Offer will include a tender of the associated Rights. No separate consideration will be paid for such Rights. See
Section 7.

  The Purchase Price will be paid net to the tendering stockholder in cash, without interest thereon, for all Shares purchased. Tendering stockholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through the brokers or banks and not directly to the Depositary. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. The Company will pay all fees and expenses of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ" or the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and ChaseMellon Consulting Services, L.L.C. (the "Information Agent") incurred in connection with the Offer. See Section 15.

BACKGROUND

  The Company believes that it has maintained excess capital and surplus in relation to the size of its business for some time. The excess capital and surplus has been produced by the Company's net income, which has totaled more than $99 million for its past three fiscal years. The Company's ratios of premium to surplus and loss reserves to surplus have been and are significantly more conservative than industry benchmarks. The effect of this excess capital and surplus is that the Company has not been able to efficiently and effectively employ its capital to produce a favorable return on equity and earnings per share of Common Stock.

  The Company has considered a number of alternatives for utilizing its excess capital. Because of considerable excess capital in the property and casualty industry generally, the Company has found very few opportunities to materially expand its underwriting activities. While the Company has been profitable, the professional liability market in California, and elsewhere, is extremely competitive. The Company has been unwilling to incur significant underwriting losses to expand or retain its business.

  In addition, the Company has actively sought out potential acquisition opportunities to expand its operations and thereby utilize the excess capital and surplus. The Company has found, however, few appropriate acquisition opportunities. The lack of opportunity to grow through normal premium writings and the lack of acquisition opportunities has caused the Company to consider and pursue reduction in its capital and surplus through repurchase of its Common Stock.

  In May 1997, the Company's Board of Directors authorized the purchase of up to 1,000,000 shares of the Company's Common Stock on the open market and outside of the Offer. Pursuant to this program, during the period August 14, 1997 through May 3, 1999, the Company repurchased 732,200 shares in open market transactions. In May 1999, the Company's Board of Directors terminated the initial repurchase program and authorized a second program to purchase up to an additional 1,000,000 shares of the Company's Common Stock on the open market and outside of the Offer. Pursuant to this second program, during the period May 24, 1999 through July 15, 1999, the Company repurchased 136,600 shares in open market transactions.

  Consistent with this stock repurchase strategy, on August 4, 1999, the Company's Board of Directors approved the concept of the Offer and authorized officers of the Company to proceed with the Offer, subject to final review and approval by the Company's Executive Committee. On October 12, 1999, the Company's Executive Committee reviewed and approved the final terms of the Offer. The Company believes that the Offer will result in a capital structure more consistent with the size of the Company's current underwriting activities and will have the effect of increasing return on equity and earnings per share, assuming continuing profitability at approximately current levels. The Company also believes that the use of funds for the Offer will have no impact on its ability to continue its underwriting activities at current levels and to expand its underwriting activities if attractive opportunities arise in the future.

  The Company's Board of Directors also believes that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Company's Common Stock, make this an attractive time to repurchase a portion of the outstanding shares. In the view of the Company's Board of Directors, the Offer is an attractive use of the Company's financial resources and will result in a more efficient capital structure for the Company, as described above. Accordingly, the Offer is consistent with the Company's long term corporate goal of increasing stockholder value. After the Offer is completed, the Company believes that its financial condition, access to capital and outlook for continued favorable cash generation will allow it to continue to reinvest in its core business.

  The Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not in excess of $37.50 nor less than $34.25 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer and where Shares are tendered by the registered owner thereof directly to the Depositary, to sell those Shares for cash without the usual transaction costs associated with open market sales. In addition, the Offer may give stockholders the opportunity to sell at prices greater than market prices prevailing prior to the announcement of the Offer. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets subject to the Company's right to issue additional Shares and other equity securities in the future. In determining whether to tender Shares pursuant to the Offer, stockholders should consider the possibility that they may be able to sell their Shares in the future on the NYSE or otherwise, including in connection with a sale of the Company, at a net price higher than the Purchase Price. See
Section 2. The Company can give no assurance, however, as to the price at which a stockholder may be able to sell non-tendered Shares in the future.

  As of October 5, 1999, the Company had 12,068,462 issued and outstanding Shares, 723,629 Shares held in treasury and had reserved 441,390 Shares for issuance upon exercise of outstanding stock options ("Options") under the 1997 Equity Participation Plan of SCPIE Holdings Inc. (the "Option Plan"). 500,000 of the issued and outstanding Shares are held by SCPIE Indemnity Company, an insurance subsidiary of the Company, and will not be tendered pursuant to the Offer. The 2,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 16.6% of the Company's Shares outstanding on October 5, 1999 (approximately 16.0% assuming exercise of outstanding exercisable Options). The Shares are listed and traded on the NYSE under the symbol "SKP." On October 12, 1999, the last full trading day prior to the announcement of the Offer, the last reported sale price of the Shares as reported on the NYSE was $32.00. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 7.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION.

  Upon the terms and subject to the conditions of the Offer, the Company will purchase 2,000,000 Shares or such lesser number of Shares as are properly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not in excess of $37.50 nor less than $34.25 per Share, net to the seller in cash, without interest thereon.

  The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, November 10, 1999 unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right to purchase more than 2,000,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 14. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots (as defined below). The proration period also expires on the Expiration Date. If (i) the Company increases the price to be paid for Shares above $37.50 per Share or decreases the price to be paid for Shares below $34.25 per Share, the Company materially increases the Dealer Manager fee or the Company increases the number of Shares being sought in the Offer and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days.

  The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 2,000,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $37.50 nor less than $34.25 per Share). All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares acquired in the Offer will be acquired at the Purchase Price.

  THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must specify the price, not in excess of $37.50 nor less than $34.25 per Share, at which they are willing to sell their Shares to the Company pursuant to the Offer. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering stockholders. The Company intends to select the lowest Purchase Price, not in excess of $37.50 nor less than $34.25 net per Share in cash, that will enable it to purchase 2,000,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

  If the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date is less than or equal to 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the Purchase Price.

  Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) have been properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the basis set forth below:

    (a) first, all Shares properly tendered and not properly withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

      (1) tenders all Shares owned beneficially or of record by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all the Shares owned by such Odd Lot Holder will not qualify for this preference); and

      (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

    (b) second, after the purchase of all of the foregoing Shares, all other Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares), as described below.

  Odd Lots. For purposes of the Offer, the term "Odd Lots" shall mean all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person (an "Odd Lot Holder") who owned beneficially or of record, an aggregate of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. In order to qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Shares. Any stockholder wishing to tender all of such stockholder's Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

  The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tenders any Shares beneficially owned at or below the Purchase Price and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

  Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders, at or below the Purchase Price. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not properly withdrawn, and because of the Odd Lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

  As described in Section 13, the number of Shares that the Company will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether or not to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

  This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

  The Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not in excess of $37.50 nor less than $34.25 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer and where Shares are tendered by the registered owner thereof directly to the Depositary, to sell those Shares for cash without the usual transaction costs associated with open market sales. In addition, Odd Lot Holders who hold Shares in their names and tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their Shares in a NYSE transaction. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. Stockholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, including in connection with a sale of the Company, at a net price higher than the Purchase Price. The Company can give no assurance, however, as to the price at which a stockholder may be able to sell Shares in the future.

  The Company believes that it has maintained excess capital and surplus in relation to the size of its business for some time. The excess capital and surplus has been produced by the Company's net income, which has totaled more than $99 million for its past three fiscal years. The Company's ratios of premium to surplus and loss reserves to surplus have been and are significantly more conservative than industry benchmarks. The effect of this excess capital and surplus is that the Company has not been able to efficiently and effectively employ its capital to produce a favorable return on equity and earnings per share of Common Stock.

  The Company has considered a number of alternatives for utilizing its excess capital. Because of considerable excess capital in the property and casualty industry generally, the Company has found very few opportunities to materially expand its underwriting activities. While the Company has been profitable, the professional liability market in California, and elsewhere, is extremely competitive. The Company has been unwilling to incur significant underwriting losses to expand or retain its business.

  In addition, the Company has actively sought out potential acquisition opportunities to expand its operations and thereby utilize the excess capital and surplus. The Company has found, however, few appropriate acquisition opportunities. The lack of opportunity to grow through normal premium writings and the lack of acquisition opportunities has caused the Company to consider and pursue reduction in its capital and surplus through repurchase of its Common Stock.

  In May 1997, the Company's Board of Directors authorized the purchase of up to 1,000,000 shares of the Company's Common Stock on the open market and outside of the Offer. Pursuant to this program, during the period August 14, 1997 through May 3, 1999, the Company repurchased 732,200 shares in open market transactions. In May 1999, the Company's Board of Directors terminated the initial repurchase program and authorized a second program to purchase up to an additional 1,000,000 shares of the Company's Common Stock on the open market and outside of the Offer. Pursuant to this second program, during the period May 24, 1999 through July 15, 1999, the Company repurchased 136,600 shares in open market transactions.

  Consistent with this stock repurchase strategy, on August 4, 1999, the Company's Board of Directors approved the concept of the Offer and authorized officers of the Company to proceed with the Offer, subject to final review and approval by the Company's Executive Committee. On October 12, 1999, the Company's Executive Committee reviewed and approved the final terms of the Offer. The Company believes that the Offer will result in a capital structure more consistent with the size of the Company's current underwriting activities and will have the effect of increasing return on equity and earnings per share, assuming continuing profitability at approximately current levels. The Company also believes that the use of funds for the Offer will have no impact on its ability to continue its underwriting activities at current levels and to expand its underwriting activities if attractive opportunities arise in the future.

  The Company's Board of Directors also believes that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Company's Common Stock, make this an attractive time to repurchase a portion of the outstanding shares. In the view of the Company's Board of Directors, the Offer is an attractive use of the Company's financial resources and will result in a more efficient capital structure for the Company, as described above. Accordingly, the Offer is consistent with the Company's long term corporate goal of increasing stockholder value. After the Offer is completed, the Company believes that its financial condition, access to capital and outlook for continued favorable cash generation will allow it to continue to reinvest in its core business.

  The funds required to complete the Offer and pay related expenses will be provided from available cash and investments. The Company will obtain the funds to purchase the Shares pursuant to the Offer through a dividend from its wholly-owned subsidiary, SCPIE Indemnity Company, a domestic admitted insurer in the State of California. The California Insurance Commissioner approved the dividend on August 31, 1999. The Offer is not subject to the Company's receipt of financing. See Section 8.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

  The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. In May 1999, the Company's Board of Directors approved a stock repurchase program to purchase up to 1,000,000 shares of the Company's Common Stock on the open market and outside of the Offer. Pursuant to that authorization and after consideration of all purchases to date, the Company has authorization to purchase up to 863,400 shares of Common Stock in addition to the shares sought pursuant to the Offer. Future purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

  Shares the Company acquires pursuant to the Offer will be held in the Company's treasury (unless and until the Company determines to retire any such Shares) and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules applicable to companies with shares traded on the NYSE or any other securities exchange on which the Shares may be listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for the issuance of Shares repurchased pursuant to the Offer by the Company.

  Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business;
(g) any change in the Company's Certificate of Incorporation or By-Laws or other actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange or ceasing to be authorized for quotation in an inter-dealer quotation system of a registered national securities association;
(i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to
Section 15(d) of the Exchange Act.

3. PROCEDURES FOR TENDERING SHARES.

  Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, STOCKHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.125) AT WHICH SHARES ARE BEING TENDERED. Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. TO PROPERLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

  IN ADDITION, ODD LOT HOLDERS WHO TENDER ALL SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, IN THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

  STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF STOCKHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

  Signature Guarantees and Method of Delivery. No signature guarantee is required: (i) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service ("IRS"), unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that such number is correct. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless such stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the United States Holder (as defined in Section 13 herein) may be subject to penalties imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13 herein)) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary. See Instruction 14 of the Letter of Transmittal.

  TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT

TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE
STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

  Withholding For Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-United States Holder meets those tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

  NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the stockholder's Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (a) the tender is made by or through an Eligible Institution;

    (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

    (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

  Return of Tendered Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

  Company Stock Option Plan. The Company is not offering, as part of the Offer, to purchase any options ("Options") outstanding under the Company's Stock Option Plan and tenders of Options will not be accepted. Holders of Options who wish to participate in the Offer may either (i) comply with the procedure for guaranteed delivery set forth above without having to exercise their Options until after the results of the Offer are known (provided, however, that an Option holder will not be required to make the requisite tender through an Eligible Institution and may personally execute and deliver the Notice of Guaranteed Delivery) or (ii) exercise their Options and purchase Shares of the Company's Common Stock and then tender the Shares pursuant to the Offer, provided that, in the case of either (i) or (ii), any exercise of an Option and tender of Shares is in accordance with the terms of the Option Plan and the Options. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an Option cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder and the Company's interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any notice.

  Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Company that (a) the stockholder has a net long position in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and conditions of the Offer.

  CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Thursday, December 9, 1999.

  For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, telex or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any notice.

  Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn Shares are properly rendered prior to the Expiration Date by following one of the procedures described in Section 3.

  If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

  Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (i) will determine the Purchase Price it will pay for the Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering stockholders, and
(ii) will accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are properly tendered at or below the Purchase Price and not properly withdrawn (subject to the proration provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer.

  Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay a single per Share Purchase Price for 2,000,000 Shares (subject to increase or decrease as provided in Section 14) properly tendered, or such lesser number of Shares as are properly tendered, at prices not in excess of $37.50 nor less than $34.25 per Share and not properly withdrawn as permitted in Section 4.

  The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders.

  In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering stockholder at the Company's expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY BY REASON OF ANY DELAY IN MAKING PAYMENT. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See
Section 6.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

  ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-UNITED STATES HOLDERS.

6. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after October 14, 1999 and prior to the Expiration Date any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with acceptance for payment:

    (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly
  (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

    (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's sole judgment, would or might directly or indirectly
  (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer,
  (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company or
  (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on October 13, 1999;

    (d) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person;

    (e)(i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before October 13, 1999), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before October 13, 1999 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the Board of Directors of the Company;

    (f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's sole judgment, is or may be material to the Company or its subsidiaries; or

    (g) the Company determines that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or omission by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

7. PRICE RANGE OF SHARES; DIVIDENDS.

  The Shares are listed and traded on the NYSE. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the NYSE Composite Tape and the cash dividends paid, or to be paid, per Share in each of such fiscal quarters.

                                                          HIGH   LOW   DIVIDENDS
                                                         ------ ------ ---------
1997
  First quarter (since January 30)...................... $24.63 $19.50   $0.05
  Second quarter........................................  27.81  19.25    0.05
  Third quarter.........................................  31.56  24.50    0.05
  Fourth quarter........................................  32.00  26.94    0.05
1998
  First quarter......................................... $31.63 $27.31   $0.06
  Second quarter........................................  38.38  30.25    0.06
  Third quarter.........................................  35.38  28.50    0.06
  Fourth quarter........................................  32.25  27.94    0.06
1999
  First quarter......................................... $30.13 $25.75   $0.08
  Second quarter........................................  32.63  23.88    0.08
  Third quarter.........................................  32.81  28.69    0.08
  Fourth quarter (through October 12, 1999)               32.06  31.50     --

  On October 12, 1999, the last full trading day prior to the announcement of the Offer, the last reported sale price of the Shares on the NYSE Composite Tape was $32.00. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  The Company's Board of Directors declared a regular quarterly dividend of $0.08 per Share to holders of record of the Company's Common Stock at the close of business on September 15, 1999. The dividend was paid September 30, 1999.

  Rights Plan. On May 13, 1997, the Board of Directors of the Company adopted a Rights Agreement with ChaseMellon Shareholder Services, LLC, as Rights Agent (as amended, the "Rights Agreement"), pursuant to which the Company declared a dividend of one preferred share purchase right (a "Right") for each Share outstanding at the close of business on June 3, 1997. One Right attaches to each share of Common Stock, and, when exercisable, each Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, $1.00 par value per share (the "Preferred Shares"), at a price of $80.00 per one one-hundredth of a Preferred Share, subject to adjustment (the "Purchase Price").

  In general, the Rights Agreement operates by providing that in the event that any person acquires a number of Shares above the 20% threshold defined in the Rights Agreement (an "Acquiring Person") or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the Shares were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the 20% stockholder (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of Shares having a market value of two times the then current Purchase Price of the Right. In the event that, after a person has become an Acquiring Person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of the Right.

  The Rights will expire on May 12, 2007, subject to the Company's right to extend such date, unless earlier redeemed or exchanged by the Company or terminated. The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right by the Board of Directors at any time prior to the time a person becomes an Acquiring Person. The Rights may also be exchanged at any time after a person becomes an Acquiring Person and prior to the acquisition of 50% or more of the then-outstanding Shares (except for the Rights of the Acquiring Person) for that number of Shares having an aggregate value equal to the Spread (the excess of the value of the Shares issuable upon exercise of a Right after a Person becomes an Acquiring Person over the Purchase Price) per Right (subject to adjustment). Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date as defined in the Rights Agreement. After the Distribution Date, the Company and the Rights Agent may amend or supplement the Rights Agreement without the approval of any holders of Right Certificates under certain circumstances provided that the interests of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate of an Acquiring Person) are not adversely affected thereby.

  The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed as an exhibit to a Form 8-A filed by the Company on May 22, 1997 and copies of amendments thereto which have been filed as exhibits to a Form 8-A filed by the Company on November 11, 1998 and a Form 8-A filed by the Company on August 27, 1999, in each case filed with the Commission. Such reports and exhibits may be obtained from the Commission in the manner provided in Section 9.

8. SOURCE AND AMOUNT OF FUNDS.

  Assuming the Company purchases 2,000,000 Shares pursuant to the Offer at a purchase price of $37.50 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $75,645,000. The Company expects to fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses from available cash and investments. At June 30, 1999, the Company had aggregate cash and investments of approximately $746 million. The Company will obtain the funds to purchase the Shares pursuant to the Offer through a dividend from its wholly-owned subsidiary, SCPIE Indemnity Company, a domestic admitted insurer in the State of California. The California Insurance Commissioner approved the dividend on August 31, 1999.

9. CERTAIN INFORMATION CONCERNING THE COMPANY.

  General. The Company is the parent company of a group of insurance and insurance-related companies conducting business principally in California. It began operating as an independent publicly held company on January 29, 1997, as the result of the merger of Southern California Physicians Insurance Exchange ("SCPIE" or the "Exchange") into SCPIE Indemnity Company, a California domiciled insurance company and subsidiary of the Company ("SCPIE Indemnity"), and the issuance of 9,994,652 shares of common stock of the Company to approximately 10,400 members of the Exchange in exchange for their membership interests in SCPIE and 500,000 shares to SCPIE Indemnity (the "Reorganization"). On January 30, 1997, the Company sold an additional 2,300,000 shares in a public offering of its common stock.

  SCPIE Holdings was organized in February 1996, as a Delaware corporation. The Company principally engages in conducting the business of its predecessor, the Exchange, through its subsidiaries. The insurance company subsidiaries of SCPIE Holdings include SCPIE Indemnity, American Healthcare Indemnity Company ("AHI") and American Healthcare Specialty Insurance Company ("AHSIC"). AHI and AHSIC were inactive insurance companies acquired by the Company in 1996 to expand the Company's operations outside California. AHI, domiciled in Delaware, is licensed to transact insurance in 46 states and the District of Columbia, and AHSIC, domiciled in Arkansas, is eligible to write policies as an excess and surplus lines insurer in 24 states and the District of Columbia. During 1997, SCPIE Holdings contributed $25.0 million and $23.0 million to the capital and surplus of AHI and AHSIC, respectively. The other subsidiaries of SCPIE include SCPIE Insurance Services, Inc., a California licensed insurance agency, and two companies providing management services. The term "Insurance Subsidiaries" refers to SCPIE Indemnity, AHI and AHSIC.

  The Company is one of the nation's leading providers of medical malpractice insurance, based on direct premiums written in 1998. The Company currently insures more than 13,500 physicians, other providers and oral and maxillofacial surgeons practicing alone or in medical groups, clinics or other healthcare organizations.

The Company also insures a variety of healthcare facilities, including hospitals, emergency departments, outpatient surgery and hemodialysis centers, and clinical and pathology laboratories. The Company currently writes professional liability insurance in 14 states, principally in California.

  Medical malpractice insurance, or medical professional liability insurance, insures the physician, hospital or other healthcare provider against liabilities arising from the rendering of, or failure to render, professional medical services. Under the typical medical malpractice insurance policy, the insurer also defends the insured against potentially covered claims. Based on data compiled by A.M. Best & Co. ("A.M. Best"), in 1998, total medical malpractice premiums in the United States were approximately $6.0 billion. In California, the second largest market for medical malpractice insurance based on direct premiums written, approximately $674.0 million of medical malpractice premiums were written in 1998. The Company's share of the direct medical malpractice premiums written in California in 1998 was approximately 17%. The Company's market share is substantially higher in Southern California where more than 95% of the Company's insureds are located.

  The Company believes that its considerable market share for medical malpractice insurance in California is in large part due to the loyalty of its insured physicians. The Company attributes this loyalty to the high quality, personalized service it provides and its traditional focus on the California physician marketplace. Eight county medical associations and several specialty societies in California have endorsed the medical malpractice insurance offered by the Company.

  The Company believes that the growth in managed healthcare and the emergence of multi-state integrated healthcare providers and delivery systems has led to major changes in the medical malpractice insurance industry. Practice management organizations, hospitals, administrators of large group practices and managed care organizations have an increasing influence over the purchasing decision for the medical malpractice insurance coverages of their affiliated physicians. As the consolidation of healthcare providers continues, the number of physicians insured through such organizations will increase and the Company believes that such organizations increasingly will seek well-capitalized medical malpractice insurers that can provide a full range of products and a high level of service in each state in which such organizations conduct business.

  Summary Historical Consolidated Financial Information. Set forth below is certain summary historical consolidated financial information of the Company and its subsidiaries. The historical financial information has been derived from the audited consolidated financial statements of the Company as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and from the unaudited consolidated financial statements of the Company as reported in the Company's Quarterly Report on Form 10-Q for the six-month periods ended June 30, 1999 and 1998, which were prepared on a basis substantially consistent with the audited financial statements, and reflect, in the opinion of management, all adjustments necessary to a fair representation of the financial position and results of operations for such periods. The results for the six months ended June 30, 1999 and 1998 are not necessarily indicative of the results for the full year. The summary historical financial information below should be read in conjunction with, and is qualified in its entirety by reference to, the Company's consolidated financial statements and notes thereto, which are incorporated herein by reference. More comprehensive financial information is included in such financial statements, related notes and the audit report contained therein, copies of which may be inspected or obtained from the Commission in the manner specified in "-- Additional Information" below.

                     SCPIE HOLDINGS INC. AND SUBSIDIARIES
             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           YEAR ENDED         SIX MONTHS ENDED
                                    ------------------------- -----------------
                                    DECEMBER 31, DECEMBER 31, JUNE 30, JUNE 30,
                                        1998         1997       1999     1998
                                    ------------ ------------ -------- --------
                                                                 (UNAUDITED)
Income Statement Data
  Total Revenues...................   $209,961     $183,735   $106,668 $104,437
  Net Income.......................     36,976       32,176     19,598   17,417
  Basic earnings per share of
   common stock....................       3.06         2.66       1.67     1.43
  Diluted earnings per share of
   common stock....................       3.06          N/A       1.67     1.42
  Average number of shares
   outstanding basic...............     12,074       12,108     11,711   12,208
  Average number of shares
   outstanding diluted.............     12,089          N/A     11,711   12,226
                                                       AS OF
                                    -------------------------------------------
                                    DECEMBER 31, DECEMBER 31, JUNE 30, JUNE 30,
                                        1998         1997       1999     1998
                                    ------------ ------------ -------- --------
                                                                 (UNAUDITED)
Balance Sheet Data
  Total investments................    793,616      785,664    737,011  796,441
  Total assets.....................    921,469      888,449    869,924  912,667
  Total liabilities................    534,951      527,334    500,417  538,681
  Total stockholders' equity.......    386,518      361,115    369,507  373,986
  Book value per common share......   $  32.54     $  29.41   $  31.89 $  30.81

                          NOTES TO SUMMARY HISTORICAL
                      CONSOLIDATED FINANCIAL INFORMATION

  Basic earnings per share of common stock was computed using the weighted average number of shares of common stock outstanding for the respective periods. The adoption of Statement of Financial Accounting Standards No. 128, Earnings Per Share, had no impact on the calculation of earnings per share amounts.

  Unaudited Consolidated Pro Forma Financial Information. The following unaudited consolidated pro forma financial information gives effect to the purchase of the Shares pursuant to the Offer, including the payment of related fees and expenses, based on the assumptions described in the footnotes below, as if such transactions had occurred on the first day of each of the periods presented, with respect to the income statement data, and on December 31, 1998 and June 30, 1999, with respect to the balance sheet data. The summary unaudited consolidated pro forma financial information should be read in conjunction with the Summary Historical Consolidated Financial Information set forth above and the historical consolidated financial information incorporated by reference herein and does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted, if the purchase of the Shares pursuant to the Offer and the payment of related fees and expenses had been completed at the dates indicated.

                      SCPIE HOLDINGS INC. AND SUBSIDIARIES
                UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                         (UNAUDITED)
                                                     AS OF JUNE 30, 1999
                                               --------------------------------
                                                           PRO FORMA
                                               HISTORICAL ADJUSTMENTS PRO FORMA
                                               ---------- ----------- ---------
                    ASSETS
Securities available-for-sale:
  Fixed maturities investments, at fair value
   (amortized cost $667,485)(1)...............  $659,230   $(75,645)  $583,585
  Equity investments, at fair value (cost
   $26,680)...................................    28,553                28,553
                                                --------              --------
    Total securities available-for-sale.......   687,783               612,138
Short-term investments........................    49,228                49,228
                                                --------              --------
    Total investments.........................   737,011               661,366
Cash..........................................     9,072                 9,072
Accrued investment income.....................    10,947                10,947
Reinsurance recoverable.......................    29,440                29,440
Deferred federal income taxes.................    20,061                20,061
Costs in excess of net assets acquired........     7,397                 7,397
Property and equipment, net...................    20,638                20,638
Other assets..................................    35,358                35,358
                                                --------   --------   --------
    Total assets..............................  $869,924   $(75,645)  $794,279
                                                ========   ========   ========

                 LIABILITIES
Reserves:
  Loss and loss adjustment expenses...........  $455,309               455,309
  Unearned premiums...........................    22,752                22,752
                                                --------              --------
    Total reserves............................   478,061               478,061
Other liabilities.............................    22,356                22,356
                                                --------              --------
    Total liabilities.........................   500,417               500,417

Commitments and contingencies

            STOCKHOLDERS' EQUITY
Preferred stock-par value $1.00, 5,000,000
 shares authorized, no shares issued or
 outstanding................................         --                     --
Common stock-par value $.0001, 30,000,000
 shares authorized, 12,937,091 shares
 issued, 11,588,391 shares outstanding......           1                      1
Additional paid-in capital..................      36,386                 36,386
Retained earnings...........................     362,308                362,308
Treasury stock, at cost, 848,700 shares(1)..     (24,896)    (75,645)  (100,541)
Accumulated other comprehensive income......      (4,292)                (4,292)
                                              ----------  ----------  ---------
    Total stockholders' equity..............     369,507     (75,645)   293,862
                                              ----------  ----------  ---------
    Total liabilities and stockholders'
     equity.................................  $  869,924  $  (75,645) $ 794,279
                                              ==========  ==========  =========
Shares of common stock outstanding..........  11,588,391  (2,000,000) 9,588,391
Book value per share........................  $    31.89              $   30.65

                      SCPIE HOLDINGS INC. AND SUBSIDIARIES
         SUMMARY UNAUDITED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                        (UNAUDITED)
                                               SIX MONTHS ENDED JUNE 30, 1999
                                              --------------------------------
                                                          PRO FORMA
                                              HISTORICAL ADJUSTMENTS PRO FORMA
                                              ---------- ----------- ---------
REVENUES:
  Premiums earned............................  $80,393                $80,393
  Net investment income(2)...................   19,437     $(2,107)    17,330
  Realized investment gains..................    6,608                  6,608
  Other revenue..............................      230                    230
                                               -------     -------    -------
    Total revenues...........................  106,668      (2,107)   104,561

EXPENSES:
  Losses and loss adjustment expenses........   65,750                 65,750
  Other operating expenses...................   14,249                 14,249
                                               -------                -------
    Total expenses...........................   79,999                 79,999
                                               -------                -------
Income before federal income taxes...........   26,669      (2,107)    24,562
Federal income taxes(5)......................    7,071        (559)     6,512
                                               -------     -------    -------
    Net income...............................  $19,598     $(1,548)   $18,050
                                               =======     =======    =======
Basic earnings per share of common
 stock(2)(4)(5)..............................  $  1.67                $  1.86
                                               =======                =======
Diluted earnings per share of common
 stock(2)(4)(5)..............................  $  1.67                $  1.86
                                               =======                =======

                      SCPIE HOLDINGS INC. AND SUBSIDIARIES
                UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                AS OF DECEMBER 31, 1998
                                           ------------------------------------
                                                         PRO FORMA
                                           HISTORICAL   ADJUSTMENT   PRO FORMA
                                           -----------  -----------  ----------
                 ASSETS
Securities available-for-sale:
  Fixed maturities investments, at fair
   value
   (amortized cost 1998-$698,971)(1).....  $   722,196  $   (75,645) $  646,551
  Equity investments, at fair value (cost
   1998-$31,493).........................       37,015                   37,015
                                           -----------               ----------
    Total securities available-for-sale..      759,211                  683,566
Short-term investments...................       34,405                   34,405
                                           -----------               ----------
    Total investments....................      793,616                  717,971
Cash.....................................       12,305                   12,305
Accrued investment income................       11,440                   11,440
Reinsurance recoverable..................       24,899                   24,899
Deferred federal income taxes............       12,163                   12,163
Costs in excess of net assets acquired...        7,811                    7,811
Property and equipment, net..............       19,706                   19,706
Other assets.............................       39,529                   39,529
                                           -----------  -----------  ----------
    Total assets.........................  $   921,469  $   (75,645) $  845,824
                                           ===========  ===========  ==========

               LIABILITIES
Reserves:
  Loss and loss adjustment expenses......  $   477,631                  477,631
  Unearned premiums......................       24,591                   24,591
                                           -----------               ----------
    Total reserves.......................      502,222                  502,222
Other liabilities........................       32,729                   32,729
                                           -----------               ----------
    Total liabilities....................      534,951                  534,951

Commitments and contingencies

          STOCKHOLDERS' EQUITY
Preferred stock-par value $1.00,
 5,000,000 shares authorized, no shares
 issued or outstanding...................          --                       --
Common stock-par value $.0001, 30,000,000
 shares authorized, 12,792,091 shares
 issued, 1998-11,878,791 shares
 outstanding.............................            1                        1
Additional paid-in capital...............       36,386                   36,386
Retained earnings........................      344,587                  344,587
Treasury stock, at cost, (1998-413,300
 shares)(1)..............................      (13,141)     (75,645)    (88,786)
Accumulated other comprehensive income...       18,685                   18,685
                                           -----------  -----------  ----------
    Total stockholders' equity...........      386,518      (75,645)    310,873
                                           -----------  -----------  ----------
    Total liabilities and stockholders'
     equity..............................  $   921,469  $   (75,645) $  845,824
                                           ===========  ===========  ==========
Shares of common stock outstanding.......   11,878,791   (2,000,000)  9,878,791
Book value per share.....................  $     32.54               $    31.47

                     SCPIE HOLDINGS INC. AND SUBSIDIARIES
SUMMARY UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                YEAR ENDED DECEMBER 31, 1998
                                              --------------------------------
                                                          PRO FORMA
                                              HISTORICAL ADJUSTMENTS PRO FORMA
                                              ---------- ----------- ---------
REVENUES:
  Premiums earned............................  $157,976              $157,976
  Net investment income(2)...................    40,367    $(4,296)    36,071
  Realized investment gains..................    11,129                11,129
  Other revenue..............................       489                   489
                                               --------    -------   --------
    Total revenues...........................   209,961     (4,296)   205,665

EXPENSES:
  Losses and loss adjustment expenses........   132,208               132,208
  Other operating expenses...................    28,211                28,211
                                               --------              --------
    Total expenses...........................   160,419               160,419
                                               --------              --------
Income before federal income taxes...........    49,542     (4,296)    45,246
Federal income taxes(3)......................    12,566     (1,092)    11,474
                                               --------    -------   --------
    Net income...............................  $ 36,976    $(3,204)  $ 33,772
                                               ========    =======   ========
Basic earnings per share of common
 stock(2)(3)(4)..............................  $   3.06              $   3.35
                                               ========              ========
Diluted earnings per share of common
 stock(2)(3)(4)..............................  $   3.06              $   3.35
                                               ========              ========

                          NOTES TO SUMMARY HISTORICAL
                 CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

(1) Adjusted for the Company's use of $75 million of investments to purchase 2,000,000 shares of Common Stock at a purchase price of $37.50 per share, plus related fees and expenses.

(2) Adjusted for the reduction in interest income earned on $75 million of bonds assuming the Company purchases 2,000,000 shares of Common Stock at a purchase price of $37.50 per share, plus related fees and expenses. It is assumed that these investment securities have an effective yield of 5.6% ($75,000,000 X 5.6%).

(3) Adjusted to reflect a 25.4% effective tax rate, which equals the historical effective tax rate for 1998.

(4) Reflects the Company's purchase of 2,000,000 shares of Common Stock.

(5) Adjusted to reflect a 26.5% effective tax rate which equals the historical effective tax rate for the first six months of 1999.

  Additional Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

10. INTEREST OF DIRECTORS AND OFFICERS AND PRINCIPAL SHAREHOLDER; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

  As of October 5, 1999, the Company had 12,068,462 issued and outstanding Shares, 723,629 Shares held in treasury and had reserved 441,390 Shares for issuance upon exercise of outstanding Options. 500,000 of the issued and outstanding Shares are held by SCPIE Indemnity Company, an insurance subsidiary of the Company, and will not be tendered pursuant to the Offer. The 2,000,000 Shares that the Company is offering to purchase represents approximately 16.6% of the Shares outstanding on October 5, 1999 (approximately 16.0% assuming exercise of outstanding exercisable Options).

  As of October 5, 1999, the Company's directors and executive officers as a group (15 persons) beneficially owned an aggregate of 258,713 Shares representing approximately 2.14% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable Options. Each of the Company's executive officers and directors has advised the Company that he does not intend to tender any Shares pursuant to the Offer. If the Company purchases 2,000,000 Shares pursuant to the Offer, and none of the executive officers or directors tender Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Company's executive officers and directors as a group would own beneficially approximately 2.56% of the outstanding Shares immediately after the Offer, assuming the exercise by such persons of their currently exercisable Options.

  Based on the Company's records and on information provided to the Company by its directors, executive officers and subsidiaries, neither the Company, nor any associate or subsidiary of the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Shares during the 40 business days prior to the date hereof.

  Except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

  The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the

Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from the NYSE.

  The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

  The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

  The Company will obtain the funds to purchase the Shares pursuant to the Offer through a dividend from its wholly-owned subsidiary, SCPIE Indemnity Company, a domestic admitted insurer in the State of California. The California Insurance Commission approved the dividend on August 31, 1999.

  Except as described above, the Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6.

13. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

  The following summary describes the principal United States federal income tax consequences to United States Holders (as defined below) of an exchange of Shares pursuant to the Offer. Those Stockholders who do not participate in the exchange should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described herein (possibly on a retroactive basis).

  This summary addresses only Shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, Non-United States Holders (as defined below), persons who are subject to alternative minimum tax, or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or that have a functional currency other than the United States dollar). This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of stock options or which were or are subject to forfeiture restrictions). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO SUCH HOLDER OF PARTICIPATION IN THE OFFER.

  A "United States Holder" is a holder of Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States,
(ii) a corporation or partnership created or organized in or under the laws of the United States or any State or division thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes. A "Non-United States Holder" is a holder of Shares other than a United States Holder.

  An exchange of Shares for cash pursuant to the Offer will be a taxable event. A United States Holder participating in the exchange will be treated either as having sold Shares or as having received a dividend distribution from the Company. A United States Holder's exchange of Shares for cash pursuant to the Offer will be treated as a dividend to the extent of the Company's current or accumulated earnings and profits as determined under Federal income tax principles, unless the exchange (i) results in a "complete termination" of such holder's stock interest in the Company under section 302(b)(3) of the Code, (ii) is a "substantially disproportionate" redemption with respect to such holder under section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to such holder under section 302(b)(1) of the Code. In determining whether any of these tests have been met, a United States Holder must take into account not only Shares it actually owns, but also stock it constructively owns within the meaning of section 318 of the Code.

  A distribution to a stockholder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the stockholder's stock interest in the Company. If, as a result of an exchange of Shares for cash pursuant to the Offer, a United States Holder of Shares whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in the Company (including any ownership of preferred stock and any shares constructively owned), that United States Holder should generally be regarded as having suffered a meaningful reduction in its interest in the Company. Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(3) and section 302(b)(2) of the Code.

  If an exchange of Shares for cash by a United States Holder pursuant to the Offer is not treated as a distribution taxable as a dividend, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's adjusted tax basis in the Shares tendered to the Company, except to the extent that the amount of cash received includes dividends that have been declared by the Board of Directors of the Company prior to the exchange. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the holding period for the Shares exceeded one year.

  If the amount received by a United States Holder in the Offer is treated as a distribution that is taxable as a dividend (as opposed to consideration received in a sale or exchange), the amount of the distribution will be the amount of cash received by such holder. Such amount will be treated as a dividend, taxable as ordinary income to the United States Holder, to the extent of the Company's current or accumulated earnings and profits as determined under Federal income tax principles. To the extent that the amount of such distribution exceeds the Company's current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in the Shares exchanged in the Offer. Any remaining amount after the United States Holder's basis has been reduced to zero will be taxable as capital gain. The United States Holder's adjusted tax basis in its Shares exchanged in the Offer generally will be transferred to any of its remaining stockholdings in the Company, subject to reduction or possible gain recognition under section 1059 of the Code in an amount equal to the non-taxed portion of such dividend. If the United States Holder does not retain any actual stock ownership in the Company (having a stock interest only constructively), the holder may lose the benefit of such holder's adjusted tax basis in its Shares. A dividend received by a corporate United States Holder may be (i) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (ii) subject to the "extraordinary dividend" provisions of section 1059 of the Code. Corporate stockholders should consult their own tax advisors regarding (i) whether a dividends-received deduction will be available to them, and (ii) the possible application of section 1059 to the ownership and disposition of their Shares.

  See Section 3 with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders and the backup withholding tax requirements.

  THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

  The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, materially increases the Dealer Manager fee or increases or decreases the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this
Section 14, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 am through 12:00 midnight, New York City time.

15. FEES AND EXPENSES.

  The Company has retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its financial advisor, as well as the Dealer Manager, in connection with the Offer. DLJ will receive reasonable and customary compensation. The Company also has agreed to reimburse DLJ for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify DLJ against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

  The Company has retained ChaseMellon Consulting Services, L.L.C. to act as Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

  No fees or commissions will be payable by the Company to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the Depositary. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16. MISCELLANEOUS.

  The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

  Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission the Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                          SCPIE Holdings Inc.

October 14, 1999

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

      By Hand Delivery:              By Overnight Delivery:                  By Mail:
   120 Broadway, 13th Floor            85 Challenger Road                 P.O. Box 3301
   New York, New York 10271             Mail Drop--Reorg                South Hackensack,
  Attn: Reorganization Dept.   Ridgefield Park, New Jersey 07660         New Jersey 07606
                                   Attn: Reorganization Dept.       Attn: Reorganization Dept.

                            Facsimile Transmission:

                                (201) 296-4293
                       (FOR ELIGIBLE INSTITUTIONS ONLY)

                  Confirm Receipt of Facsimile by Telephone:

                                (201) 296-4860

  Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at the telephone numbers and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

                    The Information Agent for the Offer is:

                    CHASEMELLON CONSULTING SERVICES, L.L.C.

                             450 West 33rd Street
                                  14th Floor
                              New York, NY 10001
                         (212) 273-8035 (Call Collect)
                                      or
                         Call Toll-Free (888) 566-9475

                     The Dealer Manager for the Offer is:

                         DONALDSON, LUFKIN & JENRETTE

                                277 Park Avenue
                              New York, NY 10172
                         (212) 892-3763 (Call Collect)